NEWS RELEASE T. ROWE PRICE TO COMPENSATE CLIENTS FOR DELL VOTING ERROR Baltimore: June 6, 2016 NEWS T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), today announced that it will pay up to approximately $194 million to compensate certain clients for a proxy voting error the firm made in connection with the 2013 leveraged buyout of Dell, Inc., which was held at the time in a number of portfolios. These T. Rowe Price mutual funds, trusts, separately managed accounts, and subadvised clients held, in aggregate, approximately 31 million shares. At the time of the 2013 Dell buyout, T. Rowe Price’s investment team held a strong view that the merger consideration of $13.75 per share offered by Dell significantly undervalued the company. Several T. Rowe Price funds, trusts, and clients subsequently filed a petition with the Delaware Court of Chancery to seek a fair value appraisal for their Dell shares. Due to a proxy voting error though, voting instructions for our clients’ shares were ultimately submitted as “For” the merger, rather than “Against.” On May 11, 2016, the court ruled that this voting error rendered T. Rowe Price’s fund, trust, and client shares ineligible to pursue fair value. On May 31, 2016, the court ruled that Dell’s fair value per share was $17.62 and not $13.75, a difference of more than 28%, validating the firm’s original investment thesis. Based on the court’s May 31, 2016, ruling, the firm is making these payments to affected clients to compensate them for the difference in valuation, plus statutory interest, resulting from the denial of appraisal rights. As a result, T. Rowe Price expects to record a one-time charge of approximately $194 million in its second quarter of 2016, which is expected to reduce net income, after tax, by about $118 million—or approximately $0.46 in diluted earnings per share of common stock. The company will fund the payments from available cash. T. Rowe Price funds and portfolios that will receive payments include the Equity Income Fund, Institutional Large-Cap Value Fund, Science & Technology Fund, Equity Income Portfolio, Equity Income Trust, U.S. Equities Trust–Large-Cap Value, and U.S. Large-Cap Value Equity Fund–SICAV. Immediately following this announcement, the T. Rowe Price funds and portfolios will record the contribution, which will be included in the next-computed net asset value (NAV) per share as estimated below. T. Rowe Price Fund Name  Dell Shares Held  NAV Impact  % NAV Impact  Equity Income Fund  16,500,000 $0.14 0.45% Science & Technology Fund  7,045,780 $0.42 1.20% Institutional Large‐Cap Value Fund  954,800 $0.04 0.21% Equity Income Portfolio  685,800 $0.15 0.53% The figures in the above chart relating to the funds’ NAV impact (and % NAV impact) reflect the change in the per-share net asset value of each fund’s primary share class that would have resulted from the T. Rowe Price cash contribution to the funds had the contribution been recorded prior to the market close on June 3, 2016. QUOTES William J. Stromberg, President and CEO “T. Rowe Price has a long history of putting our clients’ interests first, and that is what we are doing here.”

“Since this situation began, our focus has been on securing fair value from the Dell buyout for our clients. The court’s determination that the original buyout consideration offered by Dell was too low validated our original investment view. By compensating our clients based on the court’s May 31, 2016, ruling, clients will come out ahead as compared with how they would have fared had they taken the merger consideration.” “The firm’s financial strength is rock solid, and we will make these payments from available cash. At March 31, 2016, our balance sheet showed cash and discretionary portfolio investment holdings of $1.9 billion. So, while we expect to record a one-time charge in the second quarter, we do not expect this will have a material effect on our financial condition or our ability to continue investing in our people and our strategic priorities.” ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com), is a global investment management organization with $764.6 billion in assets under management as of March 31, 2016. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. The strategies, products, and services mentioned are offered via subsidiaries of T. Rowe Price Group, Inc. This does not constitute a distribution, an offer, an invitation, a recommendation, or a solicitation to sell or buy any securities in any jurisdiction. T. Rowe Price, Invest With Confidence and the bighorn sheep design are, collectively and/or apart, trademarks or registered trademarks of T. Rowe Price Group, Inc., in the United States, European Union, and other countries. OTHER MATTERS Information included within this news release contains certain forward-looking information relating to our operating expenses, net income, and earnings per share on common stock. Forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. Actual results may differ materially from those in forward-looking information because of various factors, including, but not limited to, those discussed in Item 1A, Risk Factors, of our Form 10-K Annual Report for 2015. ### CONTACT T. ROWE PRICE, PUBLIC RELATIONS Brian Lewbart 410-345-2242 brian_lewbart@troweprice.com Bill Benintende 410-345-3482 bill_benintende@troweprice.com